Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Funds Trust

We consent to the use of our report dated May 28, 2009, incorporated herein by reference, to ING GNMA Income Fund, ING High Yield Bond Fund, ING Intermediate Bond Fund, ING Classic Money Market Fund, and ING Institutional Prime Money Market Fund, each a series of ING Funds Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

July 30, 2009